Exhibit 23(b)

                      Consent of Independent Accountants

          We consent to the incorporation by reference in this registration statement of Unitrode Corporation on Form S-3 of our report dated February 28, 1996, on our audits of the consolidated financial statements and financial statement schedule of Unitrode Corporation as of January 31, 1996 and 1995, and for each of the three years in the period ended January 31, 1996, which report is included in the Annual Report on Form 10-K of Unitrode Corporation for the year ended January 31, 1996. We also consent to the reference to our firm under the caption "Experts."

                                     /s/ Coopers & Lybrand L.L.P.

                                     Coopers & Lybrand L.L.P.

           Boston, Massachusetts
           December 2, 1996